Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated August 17, 2015, with respect to the consolidated financial statements of Bronto Software, Inc. as of December 31, 2014, and for the year then ended included in the Current Report on Form 8-K/A of NetSuite Inc. We consent to the incorporation by reference of said report in the Registration Statements of NetSuite Inc. on Forms S-8 (File No. 333-202915, File No. 333-193964, File No. 333-186972, File No. 333-179467, File No. 333-172245, File No. 333-164864, File No. 333-157307, File No. 333-153039 and File No. 333-148290).

Raleigh, North Carolina
August 17, 2015